Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Resolute Forest Products Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed maximum aggregate value of transaction	Fee rate	Amount of filing fee

Fees to Be Paid	$2,193,803,924 (1)	0.0000927	$203,365.62 (2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$2,193,803,924

Total Fees Due for Filing			$203,365.62

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$203,365.62

(1)

Aggregate number of securities to which the transaction applies: 82,842,728, calculated, in each case as of July 29, 2022, as the sum of (a) 76,797,541 shares of Resolute Forest Products Inc. (the “Company”) common stock issued and outstanding (excluding shares held by the Company and its subsidiaries), (b) 324,536 shares of Company common stock underlying outstanding stock options, (c) 1,946,122 shares of Company common stock underlying outstanding restricted stock units, (d) 2,690,609 shares of Company common stock underlying outstanding performance stock units, and (e) 1,083,920 shares of Company common stock underlying outstanding deferred stock units.

(2)

In accordance with the Exchange Act Rule 0-11, the filing fee of $203,365.62 was determined by multiplying 0.0000927 by the proposed maximum aggregate value of the transaction of $2,193,803,924. The proposed maximum aggregate value of the transaction was calculated as the sum of, in each case as of July 29 2022, (a) 76,797,541 shares of Company common stock multiplied by the merger consideration of $26.54 per share, which consists of $20.50 in upfront per share consideration and one contingent value right that the Company estimates could result in additional cash payments of up to $6.04 per share, (b) 324,536 shares of Company common stock underlying outstanding stock options multiplied by $11.62 (which is the difference between the merger consideration of $26.54 per share and the weighted average exercise price of $14.92 per share of such outstanding stock options), (c) 1,946,122 shares of Company common stock underlying outstanding restricted stock units multiplied by the merger consideration of $26.54 per share, (d) 2,690,609 shares of Company common stock underlying outstanding performance stock units multiplied by the merger consideration of $26.54 per share, and (e) 1,083,920 shares of Company common stock underlying outstanding deferred stock units multiplied by the merger consideration of $26.54 per share.